UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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MEDEQUITIES REALTY TRUST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 16, 2018

Dear Fellow Stockholders:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of MedEquities Realty Trust, Inc., which will be held at our corporate headquarters, located at 3100 West End Avenue, Suite 1000, Nashville, Tennessee, on May 16, 2018, at 10:00 a.m. Central Daylight Time.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

This Proxy Statement was first mailed to stockholders on or about April 16, 2018. It is furnished in connection with the solicitation of proxies by the Board of Directors to be voted at the Annual Meeting for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

Your vote is important. Please cast your vote as soon as possible over the Internet, by telephone or by completing and returning the proxy card to ensure that your shares are represented. Your vote by written proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend in person. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares in person.

On behalf of our Board of Directors and our employees, we thank you for your continued interest in and support of our company. We look forward to seeing you on May 16, 2018.

Sincerely,

John W. McRoberts Chairman and Chief Executive Officer

MEDEQUITIES REALTY TRUST, INC.

3100 West End Avenue, Suite 1000

Nashville, Tennessee 32703

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 16, 2018

NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of MedEquities Realty Trust, Inc. (the “Company”) will be held at our corporate headquarters, located at 3100 West End Avenue, Suite 1000, Nashville, Tennessee, on May 16, 2018, at 10:00 a.m. Central Daylight Time, for the following purposes:

(1)	to elect the nine director nominees named in the Proxy Statement to serve as directors for one-year terms until the 2019 annual meeting of stockholders and until their successors are duly elected and qualify;

(2)	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018; and

(3)	to transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) of the Annual Meeting.

The Proxy Statement accompanying this notice describes each of these items of business in detail. The Board of Directors has fixed the close of business on March 9, 2018 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting. Accordingly, only stockholders of record at the close of business on March 9, 2018 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting. As of March 9, 2018, there were 31,886,684 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

Your vote is important. Whether or not you expect to attend the meeting, please vote via the Internet, by telephone or complete, date, sign and promptly return the enclosed proxy card so that your shares may be represented at the meeting.

By Order of the Board of Directors,

Jeffery C. Walraven

Executive Vice President, Chief Financial Officer, Secretary and Treasurer

Nashville, Tennessee

April 16, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 16, 2018.

Our Proxy Statement and Annual Report to

Stockholders/Form 10-K for the fiscal year ended December 31, 2017 are available at www.proxyvote.com.

i

MEDEQUITIES REALTY TRUST, INC.

3100 West End Avenue, Suite 1000

Nashville, Tennessee 32703

PROXY STATEMENT

ABOUT THE MEETING

Why am I receiving this Proxy Statement?

This Proxy Statement contains information related to the solicitation of proxies for use at our 2018 Annual Meeting of Stockholders, to be held at our corporate headquarters, located at 3100 West End Avenue, Suite 1000, Nashville, Tennessee, on May 16, 2018, at 10:00 a.m. Central Daylight Time, for the purposes stated in the accompanying Notice of Annual Meeting of Stockholders. This solicitation is made by MedEquities Realty Trust, Inc. on behalf of our Board of Directors (also referred to as the “Board” in this Proxy Statement). “We,” “our,” “us” and the “Company” refer to MedEquities Realty Trust, Inc.

This Proxy Statement and our Annual Report to Stockholders/Form 10-K for the fiscal year ended December 31, 2017 are available at http://www.proxyvote.com.

What am I being asked to vote on?

You are being asked to vote on the following proposals:

•	Proposal 1 (Election of Directors): The election of the nine director nominees named in this Proxy Statement, each for a one-year term expiring at the 2019 annual meeting of stockholders and until his successor is duly elected and qualifies;

•	Proposal 2 (Ratification of KPMG LLP): The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018; and

•	To transact any other business that may properly come before the Annual Meeting or any adjournment(s) or postponements of the Annual Meeting.

What are the Board’s voting recommendations?

The Board recommends that you vote as follows:

•	Proposal 1 (Election of Directors): “FOR” each of the Board nominees for election as directors; and

•	Proposal 2 (Ratification of KPMG LLP): “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018.

Who is entitled to vote at the Annual Meeting?

Only holders of record of our common stock at the close of business on March 9, 2018, the record date for the Annual Meeting (the “Record Date”), are entitled to receive notice of the Annual Meeting and to vote at the meeting. Our common stock constitutes the only class of securities entitled to vote at the meeting.

What are the voting rights of stockholders?

Each share of our common stock outstanding on the Record Date entitles its holder to cast one vote on each matter to be voted on.

No dissenters’ rights are provided under the Maryland General Corporation Law, our Articles of Amendment and Restatement or our bylaws with respect to any of the proposals described in this Proxy Statement.

Who can attend the Annual Meeting?

All holders of our common stock at the close of business on the Record Date (March 9, 2018), or their duly appointed proxies, are authorized to attend the Annual Meeting. Admission to the meeting will be on a first-come, first-served basis. If you attend the meeting, you may be asked to present valid photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted at the meeting. For directions to the Annual Meeting, contact our Secretary at (615) 627-4710.

Please also note that if you are the beneficial owner of shares held in “street name” (that is, through a bank, broker or other nominee), you will need to bring a copy of the brokerage statement reflecting your share ownership as of the Record Date.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

•	Stockholder of record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record of those shares and the proxy materials are being sent directly to you by us.

•	Beneficial owner of shares held in street name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name,” and the proxy materials are being forwarded to you by your broker or nominee, which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker how to vote your shares and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the organization that holds your shares.

What will constitute a quorum at the Annual Meeting?

The presence at the meeting, in person or by proxy, of the holders of a majority of our common stock outstanding on the Record Date (March 9, 2018) will constitute a quorum, permitting the stockholders to conduct business at the meeting. We will include abstentions and broker non-votes in the calculation of the number of shares considered to be present at the meeting for purposes of determining the presence of a quorum at the meeting. As of the Record Date, there were 31,886,684 shares of our common stock outstanding.

If a quorum is not present to transact business at the Annual Meeting or if we do not receive sufficient votes in favor of the proposals by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit solicitation of additional proxies. The chairperson of the Annual Meeting shall have the power to adjourn the Annual Meeting.

What are broker non-votes?

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners at least ten days before the Annual Meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the New York Stock Exchange (the “NYSE”), the exchange on which shares of our common stock are listed. On non-routine matters, nominees cannot vote without instructions from the beneficial owner, resulting in a so-called “broker non-vote.”

Proposal 2 (Ratification of KPMG LLP) is the only proposal that is considered “routine” under the NYSE rules. If you are a beneficial owner and your shares are held in the name of a broker or other nominee, the broker or other nominee is permitted to vote your shares on the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018, even if the broker or other nominee does not receive voting instructions from you.

Under NYSE rules, Proposal 1 (Election of Directors) is considered to be non-routine. Consequently, if you do not give your broker or other nominee instructions, your broker or other nominee will not be able to vote on this proposal, and broker non-votes may exist with respect to the election of directors.

How many votes are needed for the proposals to pass?

The proposals to be voted on at the Annual Meeting have the following voting requirements:

•	Proposal 1 (Election of Directors): Directors are elected by plurality vote. There is no cumulative voting in the election of directors. Therefore, the nine director nominees receiving the highest number of “FOR” votes will be elected. For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

•	Proposal 2 (Ratification of KPMG LLP): The affirmative vote of a majority of the votes cast is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018, which is considered a routine matter under NYSE rules. For purposes of the vote on the ratification of KPMG LLP as our independent registered public accounting firm, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

Will any other matters be voted on?

As of the date of this Proxy Statement, we are not aware of any matters that will come before the Annual Meeting other than those disclosed in this Proxy Statement. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy card will vote the shares represented by the proxies on the other matters in the manner recommended by the Board, or, if no such recommendation is given, in the discretion of the proxy holders.

How do I vote?

If you are a registered stockholder, you may submit your proxy by U.S. mail, Internet or telephone by following the instructions in the proxy card. The deadline for submitting your proxy by Internet or telephone is 11:59 a.m. Eastern Time on the day before the Annual Meeting date. The designated proxy will vote according to your instructions. You may also attend the Annual Meeting and vote in person.

If you are a street name or beneficial stockholder because your shares are held in a brokerage account or by a bank or other nominee, your broker or nominee firm will provide you with the proxy materials. The proxy materials include a voting instruction card so that you can instruct your broker or nominee how to vote your shares.

If you sign and submit your proxy without specifying how you would like your shares voted, your shares will be voted in accordance with the Board’s recommendations specified above under “What are the Board’s voting recommendations?” and in accordance with the discretion of the proxy holders with respect to any other matters that may be voted upon at the Annual Meeting.

If I plan to attend the Annual Meeting, should I still vote by proxy?

Yes. Voting in advance does not affect your right to attend the Annual Meeting. If you send in your proxy card and also attend the Annual Meeting, you do not need to vote again at the Annual Meeting unless you want to change your vote. Written ballots will be available at the meeting for stockholders of record. Beneficial owners of shares held in street name who wish to vote in person at the Annual Meeting must request a legal proxy from the organization that holds their shares and bring that legal proxy to the Annual Meeting.

How are proxy card votes counted?

If the accompanying proxy card is properly signed and returned to us, and not subsequently revoked, it will be voted as directed by you. Unless contrary instructions are given, the persons designated as proxy holders on the proxy card will vote: “FOR” the election of all nominees for the Board named in this Proxy Statement; “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and as recommended by the Board with regard to any other matters that may properly come before the Annual Meeting, or, if no such recommendation is given, in their own discretion.

May I revoke my vote after I return my proxy card?

Yes. You may revoke a previously granted proxy and change your vote at any time before the taking of the vote at the Annual Meeting by (i) filing with our Secretary a written notice of revocation or a duly executed proxy bearing a later date or (ii) attending the Annual Meeting and voting in person.

Who pays the costs of soliciting proxies?

We will pay the costs of soliciting proxies, including preparation and mailing of the proxy materials, preparation and assembly of this Proxy Statement, the proxy card and the Annual Report to Stockholders/Form 10-K for fiscal year 2017, coordination of the Internet and telephone voting process, and any additional information furnished to you by the Company. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of shares of our common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by Internet and mail may be supplemented by telephone, facsimile or personal solicitation by our directors, officers, other employees or our investor relations firm, SCR Partners, LLC.

Implications of being an “emerging growth company”

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, enacted on April 5, 2012 (the “JOBS Act”). For as long as we are an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding stockholder advisory “say-on-pay” votes on executive compensation and stockholder advisory votes on golden parachute compensation.

Under the JOBS Act, we will remain an “emerging growth company” until the earliest of:

•	the last day of the fiscal year during which we have total annual gross revenues of $1.07 billion or more;

•	December 31, 2021 (the last day of the fiscal year following the fifth anniversary of our initial public offering);

•	the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and

•	the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (we will qualify as a large accelerated filer as of the first day of the first fiscal year after we have (i) more than $700 million in outstanding common equity held by our non-affiliates and (ii) been public for at least 12 months; the value of our outstanding common equity will be measured each year on the last day of our second fiscal quarter).

You should rely only on the information provided in this Proxy Statement. We have not authorized anyone to provide you with different or additional information. You should not assume that the information in this Proxy Statement is accurate as of any date other than the date of this Proxy Statement or, where information relates to another date set forth in this Proxy Statement, then as of that date.

PROPOSALS TO BE VOTED ON

Proposal 1: Election of Directors

The Board is currently comprised of nine directors, all of whom have terms expiring at the 2018 Annual Meeting. The nominees, all of whom are currently serving as directors of the Company, have been recommended by the Board for re-election to serve as directors for one-year terms until the 2019 annual meeting of stockholders and until their successors are duly elected and qualify. Based on its review of the relationships between the director nominees and the Company, the Board has affirmatively determined that the following directors are “independent” directors under the rules of the NYSE and under applicable rules of the Securities and Exchange Commission (the “SEC”): Messrs. Randall L. Churchey, John N. Foy, Steven I. Geringer, Stephen L. Guillard, Elliot Mandelbaum, Todd W. Mansfield and Stuart C. McWhorter.

The Board knows of no reason why any nominee would be unable to serve as a director. If any nominee is unavailable for election or service, the Board may designate a substitute nominee and the persons designated as proxy holders on the proxy card will vote for the substitute nominee recommended by the Board. Under these circumstances, the Board may also, as permitted by our bylaws, decrease the size of the Board.

Nominees for Election for a One-Year Term Expiring at the 2019 Annual Meeting

The following table sets forth the name and age of each nominee for director, indicating all positions and offices with us currently held by the director.

Name	Age(1)	Title	Director Since
Randall L. Churchey	57	Independent Director	2014
John N. Foy	74	Independent Director	2014
Steven I. Geringer	72	Independent Director	2015
Stephen L. Guillard	68	Independent Director	2015
William C. Harlan	67	President, Chief Operating Officer and Director	2014
Elliott Mandelbaum(2)	34	Independent Director	2014
Todd W. Mansfield(2)	60	Independent Director	2018
John W. McRoberts	65	Chairman of the Board and Chief Executive Officer	2014
Stuart C. McWhorter	49	Independent Director	2014

(1)	Age as of April 16, 2018.
(2)	Designated as directors by BlueMountain Capital Management, LLC (“BlueMountain”), pursuant to the BlueMountain Rights Agreement, dated July 25, 2014 and as amended on December 29, 2017 (the “BlueMountain Rights Agreement”), by and between the Company and BlueMountain. See “Certain Relationships and Related Party Transactions—Related Party Transactions—BlueMountain Rights Agreement.”

Set forth below are descriptions of the backgrounds and principal occupations of each of our directors, and the period during which he has served as a director.

Randall L. Churchey. Mr. Churchey has served as a director since the completion of our initial private placement in July 2014. Mr. Churchey has served as President, Chief Executive Officer and a member of the board of directors of Education Realty Trust, Inc. (NYSE: EDR) since 2010, and was a member of its board of directors from 2005 to 2007. Effective January 2015, Mr. Churchey was appointed Chairman of EDR’s board of directors. From December 2004 until the sale of the company to a private equity firm in May 2012, Mr. Churchey was a member of the board of directors of Great Wolf Resorts, Inc., a public indoor water park resort company, and was the Interim Chief Executive Officer of Great Wolf from May 2008 until December 2008. He was President and Chief Executive Officer and a member of the board of directors of Golden Gate

National Senior Care (the successor to Beverly Enterprises) from March 2006 to September 2007. Mr. Churchey served as President and Chief Operating Officer of RFS Hotel Investors, Inc., a NYSE-listed hotel REIT (NYSE: RFS), from 1999 to 2003, and a director of RFS from 2000 through 2003. From 2004 until its sale in 2008, Mr. Churchey served on the Board of Trustees of Innkeepers USA Trust, a publicly traded REIT (NYSE: KPA). From 1997 to 1999, he was Senior Vice President and Chief Financial Officer of FelCor Lodging Trust, Inc., a NYSE-listed hotel REIT (NYSE: FCH). Mr. Churchey was added to the board of governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in November 2013.

Mr. Churchey was selected to serve as a director because of his public company experience and his experience in the real estate industry.

John N. Foy. Mr. Foy has served as a director since the completion of our initial private placement in July 2014. Mr. Foy is Chairman, CEO and owner of Noon LLC, and Chairman of Noon Management, LLC, an investment company headquartered in Chattanooga, Tennessee. He served as Vice Chairman of the Board of Directors and Treasurer of CBL & Associates Properties (“CBL”) from February 1999 to December 2012 and as a director and the Chief Financial Officer of CBL from the completion of its initial public offering in November 1993 until September 2012. From November 1993 until February 1999, he served as Executive Vice President-Finance, Chief Financial Officer and Secretary, and he resumed the role of Secretary from January 2010 until September 2012. Prior to CBL’s formation, Mr. Foy served in similar executive capacities with CBL’s predecessor company. He is a former member of the Board of Governors of NAREIT and also served on the Board of Directors of Atlantic Capital Bancshares, Inc. from November 2015 until July 2017. Mr. Foy received his Bachelor of Science degree in History from Austin Peay State University and a Doctor of Jurisprudence degree from the University of Tennessee.

Mr. Foy was selected to serve as a director because of his financial and governance experience and his experience in the real estate industry.

Steven I. Geringer. Mr. Geringer has served as a director since August 2015. Mr. Geringer has extensive experience on the boards of several public companies, most notably with AmSurg Corp., where he served as a director from March 1997, and as Chairman from June 2009, until its merger with Envision Healthcare Holdings, Inc. in December 2016. Since the merger, he has served as a director of the combined company, Envision Healthcare Corporation. In addition, he has been a director of Addus HomeCare Corp since 2009 and its Chairman since January 2016. Mr. Geringer has also served as a director and/or CEO of a number of privately held companies, including Stratasan, FastPace Urgent Care Medical Centers and Dental Services Group. Mr. Geringer also served as Managing Director & Co-Practice Leader-Healthcare Industry Private Equity from December 2012 to April 2015, and until April 2016 as a Senior Advisor, to Alvarez & Marsal. Mr. Geringer holds a Bachelor of Science degree in Economics from the Wharton School of the University of Pennsylvania.

Mr. Geringer was selected to serve as a director because of his experience in the healthcare industry and his experience as a senior executive and director of other public companies.

Stephen L. Guillard. Mr. Guillard has served as a director since August 2015. Since January 2012, Mr. Guillard has served as a consultant in the long-term care and post-acute sectors. Previously, from May 2005 to December 2011, Mr. Guillard served as an Executive Vice President, the Chief Operating Officer and a member of the board of directors of HCR ManorCare, an Ohio-based healthcare company. Prior to joining HCR ManorCare, from May 1988 to May 2005, Mr. Guillard was the Chairman and Chief Executive Officer of Harborside Healthcare, a Boston-based, post-acute services firm. Mr. Guillard was a founding member of the Alliance for Quality Nursing Home Care and has served as Chairman of this coalition at various times since its inception in May 1999, and as a member of its Executive Committee from inception until its merger with the American Health Care Association in June 2013. He is currently a director of Trilogy Investors, LLC, a Louisville-based owner and operator of senior healthcare campuses, and previously served on the boards of naviHealth, Inc. from 2012 until its sale to Cardinal Health (NYSE: CAH) in September 2015, and Health

Management Associates (NYSE: HMA) from August 2013 until its merger with Community Health Systems (NYSE: CHS) in February 2014. Mr. Guillard holds a Bachelor of Science degree in Psychology from King’s College and a Master’s Degree in Public Administration from The Pennsylvania State University.

Mr. Guillard was selected to serve as a director because of his experience in the healthcare industry and his experience as a senior executive and director of other public companies.

William C. Harlan. Mr. Harlan has served as our President, Chief Operating Officer and a director since the formation of our company. Mr. Harlan has over 30 years of experience in directly managing the financing, acquisition, and disposition of healthcare-related, income-producing real estate properties and multi-property portfolios located across the United States. He also has been heavily involved in capital formation of, corporate finance for, and executive management activities with, several healthcare-related service companies and healthcare REITs, both publicly traded and privately owned. Mr. Harlan was a co-founder, executive vice president and head of acquisitions & finance of Capstone, a Birmingham, Alabama-based, healthcare REIT that became publicly traded in 1994 and was sold to Healthcare Realty Trust Incorporated in 1998. From October 1999 to April 2002, Mr. Harlan served as executive vice president and head of acquisitions and finance for Cambridge Medical Development, a healthcare real estate firms that develops, owns and manages healthcare facilities. In January 2003, Mr. Harlan founded Healthcare Capital Investors, LLC, a healthcare real estate advisory and investment company, where he served as managing member until December 2010. From October 2010 to April 2012, Mr. Harlan served as head of healthcare of, and subsequently as a consultant for, Carter Validus Advisors, LLC, the advisory company to Carter Validus Mission Critical REIT, where he was involved in sourcing acquisitions and sourcing and structuring mezzanine financings on healthcare properties. Prior to his affiliation with Capstone, Mr. Harlan spent almost 20 years with SouthTrust Bank in Birmingham, Alabama, or SouthTrust, where he was a member of senior management and sat on several loan committees. Mr. Harlan holds a Bachelor’s Degree in Finance from Auburn University.

Mr. Harlan was selected to serve as a director because of his experience managing healthcare real estate companies and his background in finance.

Elliott Mandelbaum. Mr. Mandelbaum has served as a director since the completion of our initial private placement in July 2014. He currently serves as Principal at BM Eagle Holdings LLC, where he manages certain BlueMountain joint ventures in healthcare-related real estate investments. Prior to assuming responsibility for the healthcare facilities joint ventures, he was a portfolio manager at BlueMountain focused on structured corporate and commercial real estate strategies. Previously, he served as a Vice President in the Investment Banking Division of MESA Securities, Inc., where he led many of the firm’s structured financing transactions. He also has worked within the Investment Banking Division at Goldman, Sachs & Co., where he advised corporate clients on their financing needs with a particular focus on structured finance markets, originating securities and loans collateralized by insurance, real estate and intellectual property assets. Mr. Mandelbaum holds a Bachelor of Science degree in Business Management from the Johns Hopkins University. Pursuant to the BlueMountain Rights Agreement, Mr. Mandelbaum was designated as a director by BlueMountain.

Mr. Mandelbaum was selected to serve as a director because of his experience in both the healthcare and real estate industries.

Todd W. Mansfield. Mr. Mansfield has served as a director since February 7, 2018. Mr. Mansfield has been the president and chief executive officer and a director of Crescent Communities, LLC, a private real estate investment company, since 2011. Mr. Mansfield served on the board of directors of American Residential Properties, Inc. (formerly NYSE: ARPI) from May 2013 to February 2016 and as a member of its audit committee and compensation committee. From 1999 to 2010, Mr. Mansfield served as the chairman and chief executive officer of Crosland LLC, a diversified real estate investment and development company. Before joining Crosland LLC, Mr. Mansfield was a managing director at Security Capital Group (formerly NYSE: SCG) and spent 11 years at The Walt Disney Company (NYSE: DIS), where as an executive vice president he had operating responsibility for its development and corporate real estate activities worldwide. Mr. Mansfield earned a Master’s of Business Administration from Harvard University and a Bachelor’s degree from Claremont McKenna College. Pursuant to the BlueMountain Rights Agreement, Mr. Mansfield was designated as a director by BlueMountain to fill the vacancy created by the resignation of James B. Pieri, who previously served as a BlueMountain director designee on the Board.

Mr. Mansfield was selected to serve as a director because of his real estate and public company experience.

John W. McRoberts. Mr. McRoberts has served as our Chief Executive Officer and Chairman of the Board since the formation of the company. Mr. McRoberts has over 30 years of experience in financing, acquiring, and disposing of healthcare-related, income producing real estate properties. He also has founded, acquired, expanded and/or monetized several businesses, including a healthcare REIT, an inpatient rehabilitation and long-term acute care hospital company and a home health and hospice company. Mr. McRoberts was a co-founder, President and CEO of Capstone, a Birmingham, Alabama-based, healthcare REIT that became publicly traded in 1994 and was sold to Healthcare Realty Trust Incorporated in 1998.

After Capstone, Mr. McRoberts founded Forsite, LLC, a communications tower company that was sold to Allied Capital (NYSE: ALD) in 2005. In 2001, Mr. McRoberts invested in, and subsequently become President and CEO of, MeadowBrook Healthcare, Inc., a private company that purchased and operationally restructured four under-performing hospitals that were subsequently sold in July 2005 to RehabCare Group (NYSE: RHB) and the real estate to SunTrust Corp (NYSE: STI). In April 2007, Mr. McRoberts acquired a controlling interest in Care First, Inc., a Birmingham, Alabama-based provider of home health and hospice services, which he sold in February 2015. From October 2010 to April 2012, Mr. McRoberts served as President of, and subsequently as a consultant for, Carter Validus Advisors, LLC, the advisory company to Carter Validus Mission Critical REIT, where he was involved in sourcing acquisitions and sourcing and structuring mezzanine financings on healthcare properties.

Prior to his affiliation with Capstone, Mr. McRoberts spent 16 years with AmSouth Bank (now Regions Corp) in Birmingham, Alabama, where he served in several management capacities related to general commercial lending, including serving as the head general corporate banking in the greater Birmingham area, as well as head of communications lending and head of healthcare lending.

Mr. McRoberts holds both a Bachelor’s Degree in Business and a Master of Arts in Finance from The University of Alabama.

Mr. McRoberts was selected to serve as Chairman of the Board because of his experience managing healthcare real estate companies and healthcare operators.

Stuart C. McWhorter. Mr. McWhorter has served as a director since the completion of our initial private placement in July 2014. Mr. McWhorter is the Chairman and co-founder of Clayton Associates. Clayton Associates is an investment firm that makes seed, angel and venture-stage investments in healthcare and technology companies. He also serves on the Investment Committee of Bullpen Ventures and Advisory Board of FCA Venture Partners and Rolling Hills Ventures. Prior to Clayton Associates, Mr. McWhorter served as Chairman and Chief Executive Officer of Medical Reimbursements of America and was a founding member of OrthoLink Physicians Corporation, where he served as Vice President of Managed Care, and later as Vice President of Acquisitions until it was acquired by United Surgical Partners (NASDAQ: USPI). He also served in various operating roles with Brookwood Medical Center, a Tenet-owned hospital system in Birmingham, Alabama. Mr. McWhorter has served on the board of directors of FB Financial Corporation (NYSE: FBK) since 2006 and served on the board of directors of Medical Reimbursements of America from 1999 until February 2017, where he also served as Chairman. Mr. McWhorter holds a Bachelor’s Degree in Management from Clemson University and a Masters in Health Administration from the University of Alabama-Birmingham.

Mr. McWhorter was selected to serve as a director because of his experience investing in healthcare companies, as well as his strong connections within the healthcare industry.

Vote Required and Recommendation

The affirmative vote of a plurality of all the votes cast at the Annual Meeting is necessary for the election of a director. Therefore, the nine individuals with the highest number of affirmative votes will be elected to the nine directorships. For purposes of the vote on this proposal, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote. There is no cumulative voting with respect to the election of directors.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES SET FORTH ABOVE.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board, which is composed entirely of independent directors, has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. After careful consideration of the matter and in recognition of the importance of this matter to our stockholders, the Board has determined that it is in the best interests of the Company and our stockholders to seek the ratification by our stockholders of our Audit Committee’s selection of our independent registered public accounting firm. A representative of KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Vote Required and Recommendation

The affirmative vote of the holders of a majority of all the votes cast at the Annual Meeting with respect to the matter is necessary for the approval of the ratification of the appointment of KPMG LLP as our independent registered public accounting firm. For purposes of the vote on this proposal, abstentions and other shares not voted will not be counted as votes cast and will have no effect on the result of the vote. Even if the appointment of KPMG LLP as our independent registered public accounting firm is ratified, the Audit Committee may, in its discretion, change that appointment at any time during the year should it determine such a change would be in our and our stockholders’ best interests. In the event that the appointment of KPMG LLP is not ratified, the Audit Committee will consider the appointment of another independent registered public accounting firm, but will not be required to appoint a different firm.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

Relationship with Independent Registered Public Accounting Firm

Our consolidated financial statements for the fiscal years ended December 31, 2017 and 2016 have been audited by KPMG LLP, which served as our independent registered public accounting firm for those years.

The following summarizes the fees billed by KPMG LLP for services performed for the fiscal years ended December 31, 2017 and 2016:

	Year Ended December 31, 2017	Year Ended December 31, 2016
Audit Fees(1)	$615,961	$1,096,468
Tax Fees(2)	87,639	120,020

Total	$703,600	$1,216,488

(1)	Audit fees for 2017 include actual fees for the 2017 audit, review of our quarterly reports on Form 10-Q and annual report on Form 10-K and additional services associated with our filing of registration statements on Form S-3 and Form S-8, including reviewing such registration statements and the issuance of consents. Audit fees for 2016 include actual fees for the 2016 audit, review of our quarterly report on Form 10-Q and additional services associated with our initial public offering, including reviewing registration statements and the issuance of comfort letters and consents.
(2)	Tax fees include fees for tax compliance services and tax planning.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to review and pre-approve, either pursuant to the Company’s Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”) or through a separate pre-approval by the

Audit Committee, any engagement of the Company’s independent auditor to provide any permitted non-audit service to the Company. Pursuant to the Pre-Approval Policy, which the Audit Committee will review and reassess periodically, a list of specific services within certain categories of services, including audit, audit-related and tax services, are specifically pre-approved for the upcoming or current fiscal year, subject to an aggregate maximum annual fee payable by us for each category of pre-approved services. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee. In addition, the Audit Committee may delegate authority to its chairperson to pre-approve engagements for the performance of audit and non-audit services. Additionally, all audit and permissible non-audit services in excess of the pre-approved fee level, whether or not included on the pre-approved list of services, must be separately pre-approved by the Audit Committee. The Audit Committee has delegated authority to its chairperson to pre-approve engagements for the performance of audit and non-audit services, for which the estimated cost for such services shall not exceed $100,000 in the aggregate for any calendar year. The chairperson must report all pre-approval decisions to the Audit Committee at its next scheduled meeting and provide a description of the terms of the engagement. During the year ended December 31, 2017, 100% of the services provided by KPMG LLP were pre-approved by the Audit Committee.

CORPORATE GOVERNANCE AND BOARD MATTERS

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	the Board is not classified, with each of our directors subject to re-election annually;

•	seven of our nine directors satisfy the standards for independence of the NYSE;

•	one of our directors qualifies as an “Audit Committee financial expert” as defined by the SEC;

•	all of our standing Board committees are comprised solely of independent directors;

•	we have adopted stock ownership and retention guidelines for our directors, executive officers and certain other officers (see “—Stock Ownership Guidelines” below);

•	we have opted out of the business combination and control share acquisition statutes in the Maryland General Corporation Law; and

•	we do not have a stockholder rights plan.

Our directors stay informed about our business by attending meetings of the Board and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Role of the Board in Risk Oversight

One of the key functions of the Board is informed oversight of our risk management process. The Company has a risk committee comprised of Messrs. McRoberts, Harlan, Mandelbaum and Walraven, which assists the Board in its oversight of our risk management process with support from the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, each of which addresses risks specific to their respective areas of oversight. Among other things, the risk committee is responsible for setting and reinforcing underwriting standards and monitoring policies and exposure limits in our portfolio, including with respect to geographic, operator and asset-type concentration. The Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. The Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Committees

Our Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The principal functions of each committee are described below. We comply with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time, and each of these committees is comprised exclusively of independent directors. Additionally, our Board of Directors may from time to time establish certain other committees to facilitate the management of our company.

The table below provides membership information for each of the Board committees as of the date of this Proxy Statement:

Member	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Randall L. Churchey	X	X(chair)
John N. Foy*	X(chair)
Steven I. Geringer		X	X
Stephen L. Guillard	X		X
William C. Harlan
Elliott Mandelbaum			X
Todd W. Mansfield		X
John W. McRoberts
Stuart C. McWhorter		X	X(chair)

*	Audit committee financial expert.

Audit Committee

The Audit Committee is comprised of Messrs. Churchey, Foy and Guillard. Mr. Foy, the chairman of our audit committee, qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC and NYSE corporate governance listing standards. The Board determined that each of the Audit Committee members is “financially literate” as that term is defined by the NYSE corporate governance listing standards. We adopted an Audit Committee charter, which details the principal functions of the Audit Committee, including oversight related to:

•	our accounting and financial reporting processes;

•	the integrity of our consolidated financial statements and financial reporting process;

•	our systems of disclosure controls and procedures and internal control over financial reporting;

•	our compliance with financial, legal and regulatory requirements;

•	the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

•	the performance of our internal audit function; and

•	our overall risk profile.

The Audit Committee also is responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee also prepares the Audit Committee report included in this Proxy Statement.

During the fiscal year ended December 31, 2017, the Audit Committee met five times, including telephonic meetings.

Compensation Committee

The Compensation Committee is comprised of Messrs. Churchey, Geringer, Mansfield and McWhorter, with Mr. Churchey serving as chairman. James B. Pieri served on the Compensation Committee until his resignation from the Board on February 7, 2018. We adopted a Compensation Committee charter, which details the principal functions of the Compensation Committee, including:

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration of our chief executive officer based on such evaluation;

•	reviewing and approving the compensation of all of our other officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	to the extent required by applicable SEC rules, producing a report on executive compensation to be included in our annual Proxy Statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The Compensation Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of chief executive officer or other executive officer compensation and to approve such consultant’s fees and other retention terms. Beginning in 2015, the Compensation Committee determined that it was advisable to retain FPL Associates L.P. (“FPL”) to advise the Compensation Committee on executive officer and director compensation. As part of its engagement, FPL advised the Compensation Committee on the overall structure and design of the compensation program for the Company’s executive officers and non-employee directors and provided benchmarking analyses for such compensation compared to a healthcare REIT peer group and a peer group of similarly sized public REITs, which the Compensation Committee considered as part of its analysis in setting compensation for the Company’s executives officers and non-employee independent directors. FPL reports directly to the Compensation Committee, and the Compensation Committee is free to replace FPL or hire additional consultants from time to time. FPL and its affiliates do not provide any other services to the Company or its affiliates. The Compensation Committee assessed the independence of FPL pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent FPL from serving as an independent consultant to the Compensation Committee.

During the fiscal year ended December 31, 2017, the Compensation Committee met four times, including telephonic meetings.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised of Messrs. Geringer, Guillard, Mandelbaum and McWhorter, with Mr. McWhorter serving as chairman. We adopted a Nominating and Corporate Governance Committee charter, which details the principal functions of the Nominating and Corporate Governance Committee, including:

•	identifying and recommending to the full Board qualified candidates for election as directors and recommending nominees for election as directors at the Annual Meeting of stockholders;

•	developing and recommending to the Board corporate governance guidelines and implementing and monitoring such guidelines;

•	reviewing and making recommendations on matters involving the general operation of the Board, including board size and composition, and committee composition and structure;

•	recommending to the Board nominees for each committee of the Board;

•	annually facilitating the assessment of the Board’s performance as a whole and of the individual directors, as required by applicable law, regulations and the NYSE corporate governance listing standards; and

•	overseeing the Board’s evaluation of management.

During the fiscal year ended December 31, 2017, the Nominating and Corporate Governance Committee met four times, including telephonic meetings.

Director Selection Process

The Nominating and Corporate Governance Committee is responsible for, among other things, the selection and recommendation to the Board of nominees for election as directors. In assessing candidates for election to the Board, the Nominating and Corporate Governance Committee takes into account such factors as it deems appropriate, including, among others, familiarity with the Company’s industry, broad experience in business, finance or administration, diversity of both background and experience, and experience, areas of expertise and other factors relative to the overall composition of the Board. In addition, the Nominating and Corporate Governance Committee considers whether a potential candidate for director has the time available, in light of other business and personal commitments, to perform the responsibilities required for effective service on the Board. The Board believes its effectiveness is enhanced by being comprised of individuals with diverse backgrounds, skills and experience that are relevant to the role of the Board and the needs of our business. Accordingly, the Board, through the Nominating and Corporate Governance Committee, will regularly review the changing needs of the business and the skills and experience resident in its members, with the intention that the Board will be periodically “renewed” as certain directors rotate off and new directors are recruited. The Board’s commitment to diversity and renewal will be tempered by the need to balance change with continuity and experience.

Applying the criteria described above, the Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and the chairman of the Board and chief executive officer as well as stockholders. After completing the identification and evaluation process described above, the Nominating and Corporate Governance Committee recommends the nominees for directorship to the Board. Taking the Nominating and Corporate Governance Committee’s recommendation into consideration, the Board then approves the nominees for directorship for stockholders to consider and vote upon at the annual meeting of stockholders.

Pursuant to the BlueMountain Rights Agreement, for any meeting of our stockholders for the election of directors, the Board is required to nominate: (i) two directors designated by BlueMountain so long as BlueMountain (A) continues to own 75% or more of the number of shares it purchased in our initial private placement in July 2014 or (B) beneficially owns at least 10% of our outstanding common stock; (ii) one director designated by BlueMountain so long as BlueMountain (X) continues to own 50% or more of the number of shares it purchased in our initial private placement or (Y) beneficially owns at least 5% of our outstanding common stock; and (iii) no directors if BlueMountain has sold more than 50% of the number of shares it purchased in our initial private placement and beneficially owns less than 5% of our outstanding common stock.

Stockholders wishing to recommend individuals for consideration as directors must follow the procedures described in Article II, Section 11 of our bylaws, including (among other requirements) the giving of written notice of the nomination to our Secretary no later than 120 days prior to the first anniversary of the date of the proxy statement for the previous year’s annual meeting. The stockholder’s notice must set forth as to each nominee all information relating to the person that would be required to be disclosed in a solicitation of proxies for election of directors pursuant to Regulation 14A under the Exchange Act if the candidate had been nominated by or on behalf of the Board. Recommendations by stockholders that are made in this manner will be evaluated in the same manner as other candidates. See “Other Matters—Stockholder Proposals and Nominations for the 2019 Annual Meeting.”

Code of Ethics

The Board established the Code of Ethics for Chief Executive Officer and Senior Financial Officers, which applies to our chief executive officer, chief financial officer, chief accounting officer and controller, or persons performing similar functions. Among other matters, the Code of Ethics for Chief Executive Officer and Senior Financial Officers is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Any waiver of the Code of Ethics for Chief Executive Officer and Senior Financial Officers must be approved by the Board or a committee of the Board, and any such waiver shall be promptly disclosed to stockholders as required by law or NYSE regulations.

Availability of Corporate Governance Materials

Stockholders may view our corporate governance materials, including the charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, our Corporate Governance Guidelines, our Code of Ethics and Business Conduct and our Code of Ethics for Chief Executive Officer and Senior Financial Officers, on our website at www.ir.medequities.com under the “Corporate Governance” tab, and these documents are available in print to any stockholder who sends a written request to such effect to MedEquities Realty Trust, Inc., 3100 West End Avenue, Suite 1000, Nashville, Tennessee 37203, Attention: Secretary. Any changes to these documents, and any waivers granted by us with respect to our Code of Ethics and Business Conduct and our Code of Ethics for Chief Executive Officer and Senior Financial Officers, will be posted on our website. Information on or accessible from our website is not and should not be considered a part of this Proxy Statement.

Stock Ownership Guidelines

In order to further align the interests of our directors and officers with those of our stockholders, in August 2017, the Board established stock ownership and retention guidelines (the “Stock Ownership Guidelines”) for our directors, executive officers and senior vice presidents. Specifically, the Stock Ownership Guidelines have the following minimum stock ownership requirements:

•	Chief Executive Officer and President – 225,000 shares;

•	Chief Financial Officer/Executive Vice President – 80,000 shares;

•	Senior Vice President – 30,000 shares; and

•	Non-Employee Director – 35,000 shares.

Each participant has five years from the later of the adoption of the Stock Ownership Guidelines by the Board and the date such participant became subject to the Stock Ownership Guidelines to reach such participant’s minimum ownership requirement. If a participant becomes subject to a greater minimum ownership requirement due to an amendment to the Stock Ownership Guidelines or a promotion, and the participant does not satisfy such requirement at that time, the participant must meet such increased ownership requirement within three years of the date of such amendment to the Stock Ownership Guidelines or promotion. Participants may satisfy the minimum ownership requirement with the following securities, whether owned directly or indirectly by the participant: (i) shares of our common stock; (ii) units of limited partnership interest in our operating partnership; (iii) time-vesting restricted shares of our common stock, restricted stock units (“RSUs”) or similar time-vesting equity awards; and (iv) performance-vesting restricted shares of our common stock, RSUs or similar equity awards for which the relevant performance targets have been determined to have been met.

In addition, participants must retain 100% of the net shares received from any awards granted under our equity incentive plans for a period of one year after the vesting of such awards and, if a participant is not in compliance with the applicable minimum ownership requirement after such time period, must retain the shares or units until the applicable Minimum Ownership Requirement is met.

The Stock Ownership Guidelines do not apply to any director designated by one of our stockholders pursuant to a contractual arrangement with us if (i) the compensation payable to such director for his or her service on the Board is required by regulation, rule or policy of the stockholder designating any such director to be paid solely in cash or paid or transferred to such stockholder pursuant to the internal policies of such stockholder or (ii) such director waives all compensation payable to such director for his or her service as a director of the Company.

Independence of Directors

NYSE listing standards require NYSE-listed companies to have a majority of independent board members and a nominating/corporate governance committee, compensation committee and audit committee, each comprised solely of independent directors. Under the NYSE listing standards, no director of a company qualifies as “independent” unless the Board of Directors of the company affirmatively determines that the director has no material relationship with the company (either directly or as a partner, stockholder or officer of an organization that has a relationship with such company).

The Board currently has nine directors, a majority of whom the Board affirmatively has determined, after broadly considering all relevant facts and circumstances, to be “independent” under NYSE listing standards and under applicable rules of the SEC. The Board affirmatively has determined that each of the following directors is independent under these standards: Messrs. Churchey, Foy, Geringer, Guillard, Mandelbaum, Mansfield and McWhorter. Messrs. Harlan and McRoberts are not independent as they are executive officers of the Company.

Board Leadership Structure

Combined Chairman and Chief Executive Officer Positions

Mr. McRoberts serves as the Chairman of the Board and Chief Executive Officer. The Board has reviewed its current leadership structure and has determined that the use of the lead independent director, as described below, along with the combined Chairman and Chief Executive Officer positions, is currently the most appropriate and effective leadership structure for the Company. Mr. McRoberts has been involved with the real estate industry for more than 30 years. As the individual primarily responsible for the day-to-day management of business operations, he is best positioned to chair regular Board meetings as the directors discuss key business and strategic issues, which enables the Board to have direct access to information related to the day-to-day management of business operations.

Lead Independent Director

The Board believes that its governance structure ensures a strong, independent Board even though the Board does not have an independent Chairman. To strengthen the role of our independent directors and encourage independent Board leadership, the Board also has established the position of lead independent director, which currently is held by Mr. Churchey. The responsibilities of the lead independent director include, among others:

•	presiding at all meetings of the Board at which the Chairman of the Board is not present;

•	scheduling meetings of the independent directors from time to time, but not less than twice a year;

•	developing the agendas for, and presiding at, executive sessions of the independent directors of the Board;

•	communicating the sense of the Board to the Chief Executive Officer of the Company;

•	assisting the Chairman of the Board to review and set the agenda and schedule for each of the Board’s meetings, including bringing to the attention of the Chairman of the Board particular issues for the Board’s attention and consideration and assuring there is sufficient time for discussion of all agenda items;

•	assisting in improving the effectiveness of Board meetings; and

•	assisting the Chairman of the Board in the review and approval of information and materials to be sent to the Board, including in particular providing input as to quality, quantity and timeliness of the information submitted by the Company’s management that is necessary or appropriate for the independent directors to effectively and responsibly perform their duties.

Board and Committee Meetings

During the fiscal year ended December 31, 2017, the Board met eight times, including telephonic meetings. Each director attended over 75% of Board and applicable committee meetings on which he served. Directors are expected to attend, in person or by telephone, all Board meetings and meetings of committees on which they serve.

Annual Meeting Attendance

Pursuant to the policy set forth in our Corporate Governance Guidelines, each director is expected to attend the Annual Meeting. Seven of our nine directors attended our 2017 annual meeting of stockholders.

Executive Sessions of Non-Management Directors

Pursuant to our Corporate Governance Guidelines and the NYSE listing standards, in order to promote open discussion among non-management directors, our non-management directors meet in executive sessions without management participation regularly. The lead independent director presides at these sessions.

Communications with the Board

Stockholders and other interested parties may communicate with the Board by sending written correspondence to “Lead Independent Director” c/o the Secretary of MedEquities Realty Trust, Inc., 3100 West End Avenue, Suite 1000, Nashville, Tennessee 37203, who will then directly forward such correspondence to the lead independent director. The lead independent director will decide what action should be taken with respect to the communication, including whether such communication should be reported to the full Board.

Director Compensation

As compensation for serving on the Board, each of our independent directors receives an annual retainer of $125,000, of which $50,000 is paid in cash and, other than the BlueMountain director designees who are employees of BlueMountain, $75,000 in restricted shares of common stock, which vest ratably on each of the first three anniversaries of the date of grant, subject to continued service on such dates. In addition, the chairmen of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee receive an additional annual cash retainer of $17,500, $15,000 and $10,000. The cash fees are paid in conjunction with the quarterly meetings of the Board, and the restricted stock grants are made on January 1 of each year. Directors who are also officers or employees of the Company receive no additional compensation as directors. In addition, we reimburse our directors for their reasonable out-of-pocket expenses incurred in attending Board and committee meetings.

Pursuant to BlueMountain’s internal policies, all compensation payable to the BlueMountain director designees who are employees of BlueMountain is paid or transferred to BlueMountain. Due to adverse tax implications for BlueMountain related to its receipt of restricted stock, each BlueMountain director designee who is an employee of BlueMountain receives an additional cash award in lieu of the restricted stock award that the other non-employee directors receive. For 2017 and 2018, the additional cash award is equal to 100% of the value of the restricted stock award ($75,000 for 2017 and 2018) and, for each year thereafter, the additional cash award will be equal to 75% of the value of the restricted stock award. Such cash awards vest pursuant to the same schedule as the restricted stock awards granted to the other non-employee directors, meaning that, for the 2017 award, $25,000 was paid on January 1, 2018 and $25,000 will be paid on January 1 of each of 2019 and 2020, subject to the director’s continued service on such dates. This different director compensation arrangement applied to Mr. Pieri prior to his resignation from the Board on February 7, 2017 and to Mr. Mandelbaum until mid-2017 when he was no longer an employee of BlueMountain. Because the BlueMountain director designees (Messrs. Mandelbaum and Mansfield) are not currently employees of BlueMountain, both now receive the same director compensation as our other independent directors.

The Board may change the compensation of our independent directors in its discretion.

Director Compensation Table

The following table provides information on the compensation of our directors for the fiscal year ended December 31, 2017, other than Mr. McRoberts and Mr. Harlan, who received no separate compensation for their service as directors. For information related to the compensation of Mr. McRoberts and Mr. Harlan, please refer to “Compensation of Executive Officers—Summary Compensation Table.”

Name	Fees Paid in Cash		Stock Awards(1)	All Other Compensation(2)	Total
Randall L. Churchey	$65,000		$74,992	$9,232	$149,224
John N. Foy	$67,500		$74,992	$9,232	$151,724
Steven I. Geringer	$50,000		$74,992	$9,291	$134,282
Stephen L. Guillard	$50,000		$74,992	$9,291	$134,282
Elliott Mandelbaum	$50,000	(3)	$—	$—	$50,000
Todd W. Mansfield(4)	$—		$—	$—	$—
Stuart C. McWhorter	$60,000		$74,992	$9,232	$144,224
James B. Pieri	$50,000	(5)	$—	$—	$50,000

(1)	Represents the grant date fair value of awards of restricted shares of common stock granted under the Company’s Amended and Restated 2014 Equity Incentive Plan (the “2014 Plan”). Stock awards vest ratably on each of the first three anniversaries of the date of grant, subject to continued service on the Board on such dates. Except for the director’s service on the Board, no other consideration was paid for the restricted shares of common stock.
(2)	Represents dividends paid on unvested restricted shares of common stock.
(3)	Reflects cash retainer fees actually paid in 2017. In addition to the cash retainer, on January 1, 2017, Mr. Mandelbaum received a cash award of $75,000, which vests in equal installments on the first three anniversaries of the date of the grant, subject to continued service on the Board on such dates. On January 1, 2018, Mr. Mandelbaum received the first $25,000 upon vesting. As of mid-2017, Mr. Mandelbaum was no longer an employee of BlueMountain and, as such, began receiving the same compensation as other independent directors and forfeited the remaining $50,000 of his $75,000 cash award for 2017.
(4)	Mr. Mansfield was appointed to the Board on February 7, 2018 and consequently did not receive any compensation during the year ended December 31, 2017.
(5)	Reflects cash retainer fees actually paid in 2017. In addition to the cash retainer, on January 1, 2017, Mr. Pieri received a cash award of $75,000, which vests in equal installments on the first three anniversaries of the date of the grant, subject to continued service on the Board on such dates. On January 1, 2018, Mr. Pieri received the first $25,000 upon vesting. Upon Mr. Pieri’s resignation from the Board on February 7, 2018, the remaining $50,000 was forfeited.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee of the Board are Messrs. Churchey, Geringer, Mansfield and McWhorter, with Mr. Churchey serving as chairman, each of whom is an independent director. Mr. Pieri served on the Compensation Committee until his resignation from the Board on February 7, 2018 and was an independent director. None of our executive officers served as a member of the Board or compensation committee of any entity that has one or more executive officers serving as a member of the Board or the Compensation Committee. Accordingly, during the fiscal year ended December 31, 2017, there were no interlocks with other companies within the meaning of the SEC’s proxy rules.

EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers. Executive officers are elected annually by the Board and serve at the Board’s discretion.

Name	Age(1)	Titles
John W. McRoberts	65	Chairman of the Board and Chief Executive Officer
William C. Harlan	67	President, Chief Operating Officer and Director
Jeffrey C. Walraven	48	Executive Vice President, Chief Financial Officer, Secretary and Treasurer

(1)	Age as of April 16, 2018.

Set forth below is a description of the background of our Executive Vice President, Chief Financial Officer, Secretary and Treasurer, Mr. Jeffrey C. Walraven. Messrs. McRoberts’ and Harlan’s backgrounds are described above under “Proposals to be Voted On—Proposal 1: Election of Directors.”

Jeffery C. Walraven. Mr. Walraven has served as our Executive Vice President, Chief Financial Officer, Secretary and Treasurer since the formation of our company. Mr. Walraven has over 25 years of experience, including 22 years of public accounting experience, serving many public REIT clients since 1999. From 2006 to 2013, Mr. Walraven held several positions with BDO USA, LLP (PSE: BDO), most recently an assurance managing partner of the Memphis, Tennessee office, where his primary responsibilities included providing core and peripheral assurance services and business operational and tax consulting services. Mr. Walraven worked extensively with publicly traded companies on all aspects of compliance with Securities Act and Exchange Act filings, including quarterly, annual and special reports, and compliance relating to acquisitions, dispositions and securities offerings. Mr. Walraven has had engagement partner responsibility for numerous public and private securities offering by REITs and other clients, including initial public offerings, secondary offerings and private placements.

Mr. Walraven holds a Bachelor’s Degree in Financial Management from Bob Jones University, and a Masters of Professional Accountancy from Clemson University, and was previously a licensed Certified Public Accountant in Tennessee and Florida.

COMPENSATION OF EXECUTIVE OFFICERS

The following provides compensation information pursuant to the scaled disclosure rules applicable to emerging growth companies under SEC rules and the JOBS Act.

The compensation of Messrs. McRoberts, Harlan and Walraven identified in our Summary Compensation Table, whom we refer to as NEOs, consists of a combination of base salary, bonuses and equity-based compensation.

The following tables contain certain compensation information for each NEO. Our NEOs for 2017 consisted of the following people: John W. McRoberts, our Chairman and Chief Executive Officer, William C. Harlan, our President and Chief Operating Officer, and Jeffery C. Walraven, our Executive Vice President, Chief Financial Officer, Secretary and Treasurer.

Summary Compensation Table

The following table sets forth a summary of all compensation earned, awarded or paid, as applicable, to our NEOs in the fiscal years ended December 31, 2017, 2016 and 2015.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
John W. McRoberts	2017	$441,000	—	$1,075,109	$248,878	$101,550	$1,866,537
Chairman and Chief Executive Officer	2016	$420,000	$420,000	$989,813	—	$104,188	$1,934,000
	2015	$379,167	$402,500	$1,288,379	—	$65,529	$2,135,575

William C. Harlan	2017	$441,000	—	$1,075,109	$245,858	$102,020	$1,863,987
President and Chief Operating Officer	2016	$420,000	$420,000	$989,813	—	$106,601	$1,936,413
	2015	$379,167	$402,500	$1,288,379	—	$45,887	$2,115,933

Jeffery C. Walraven	2017	$315,000	—	$555,559	$354,372	$51,018	$1,275,949
Executive Vice President and Chief Financial Officer	2016	$300,000	$300,000	$494,906	—	$47,025	$1,141,931
	2015	$270,833	$287,500	$644,163	—	$32,940	$1,235,436

(1)	Represents the cash portion of the NEO’s annual bonus for 2015 and 2016. For 2017, bonus amounts were determined based on criteria established by the Compensation Committee and are reported in the “Non-Equity Incentive Plan Compensation” column.
(2)	Represents the grant date fair value of awards of restricted shares of common stock and RSUs granted under the 2014 Plan, as computed under Accounting Standards Codification Topic 718. For performance RSUs subject to vest based on market conditions granted in 2017, 2016 and 2015, grant date fair value is calculated based on the probable outcome as of the grant date as determined through the use of a Monte Carlo simulation. The average grant date fair value for these RSUs was $8.74, $7.90 and $9.00 for 2017, 2016 and 2015, respectively. See Note 7 (Incentive Plan) to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 for a discussion of the relevant assumptions used to determine the grant date fair value of these awards. For RSUs subject to vest based on performance conditions and restricted stock granted in 2017 and 2016, grant date fair value is determined based on the market value of the Company’s common stock on the date of grant. The value of performance RSUs, assuming maximum vesting, would be the following: (i) Mr. McRoberts – $1,172,980, $1,068,469 and $590,400 for 2017, 2016 and 2015, respectively; (ii) Mr. Harlan – $1,172,980, $1,068,469 and $590,400 for 2017, 2016 and 2015, respectively; and (iii) Mr. Walraven – $606,133, $534,234 and $295,182 for 2017, 2016 and 2015, respectively.
(3)	The 2017 cash bonuses for the NEOs were determined by the Compensation Committee based on the achievement of certain quantitative and qualitative criteria established by the Compensation Committee, including related to asset growth, AFFO per share, portfolio coverage metrics, leverage and tenant/operator and asset-type diversification. The target amount of each executive’s bonus was 100% of his 2017 base salary, but the actual amount that could be earned ranged from 0% to 150% of such executive’s 2017 base salary depending on the achievement of previously established criteria.
(4)	For 2017 these amounts include (i) dividends earned on unvested restricted shares issued under the 2014 Plan (Mr. McRoberts—$76,083; Mr. Harlan—$76,083; and Mr. Walraven—$32,975) and (ii) life, disability, executive health and wellness and long-term care benefits available under the relevant employment agreement (Mr. McRoberts—$25,467; Mr. Harlan—$25,937; and Mr. Walraven—$18,043).

On December 29, 2017, the NEOs received equity grants that were comprised of 25% time-based vesting restricted stock and 75% performance-based vesting RSUs. Messrs. McRoberts and Harlan each received 26,125 restricted shares of common stock and a target award of 78,375 RSUs, and Mr. Walraven received 13,500 restricted shares of common stock and a target award of 40,500 RSUs. The restricted shares will vest ratably on the first three anniversaries of the grant date, subject to such executive’s continued service on such dates and the terms of such executive’s employment agreement. The RSUs will vest between 0% and 150% of the target award, based upon the following equally weighted criteria measured over the three-year performance period: (i) the Company’s growth in gross real estate investments, (ii) the Company’s growth in AFFO per share, (iii) the Company’s absolute total stockholder return (“TSR”) and (iv) the Company’s TSR relative to the FTSE NAREIT Equity Healthcare REIT Index.

2018 Compensation

For the fiscal year ending December 31, 2018, the Compensation Committee approved base salaries of $454,250 for Messrs. McRoberts and Harlan and $324,500 for Mr. Walraven, which represent 3% increases over their respective base salaries in 2017. The 2018 cash bonus for each executive will be between 0% and 150% of such executive’s base salary, with a target of 100%, which will be determined based on quantitative performance measures established by the Compensation Committee related to asset growth, AFFO per share, portfolio coverage metrics, leverage and cash general and administrative expenses.

Outstanding Equity Awards at Fiscal Year-End December 31, 2017

The following table presents information about our NEO’s outstanding equity awards as of December 31, 2017.

Name	Grant Date	Number of Shares That Have Not Vested(1)	Market Value of Shares That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested(2)
John W. McRoberts	7/31/2015	43,733	$490,684	32,800	$368,016
Chairman and Chief Executive	12/30/2016	16,667	$187,004	75,000	$841,500
Officer	12/29/2017	26,125	$293,123	39,188	$439,689

William C. Harlan(4)	7/31/2015	43,733	$490,684	32,800	$368,016
President and Chief Operating	12/30/2016	16,667	$187,004	75,000	$841,500
Officer	12/29/2017	26,125	$293,123	39,188	$439,689

Jeffery C. Walraven	7/31/2015	21,866	$245,337	16,399	$183,997
Executive Vice President and	12/30/2016	8,334	$93,507	37,500	$420,750
Chief Financial Officer	12/29/2017	13,500	$151,470	20,250	$227,205

(1)	Represents shares of time-vesting restricted stock. The 2015 awards will vest on the third anniversary of their grant date, subject to the executive’s continued employment on such date and the terms of such executive’s employment agreement. The 2016 and 2017 awards vest ratably over the first three anniversaries of their respective grant dates, subject to the executive’s continued employment on such dates and the terms of such executive’s employment agreement.
(2)	Market value reflects the number of restricted shares or RSUs, as applicable, multiplied by $11.22, which was the closing price of our common stock on the NYSE on December 29, 2017.
(3)	Represents RSUs that will vest on the three-year anniversary of the grant date, based on the achievement of certain performance criteria over the three-year performance period. The number of RSUs presented in the table for 2015 and 2017 assumes that threshold performance (50%) has been achieved, and the number of RSUs presented in the table for 2016 assumes that target performance (100%) has been achieved. The actual number of RSUs that will vest at the end of the performance period ranges from 0% to 100% for the 2015 award and from 0% to 150% for the 2016 and 2017 awards.
(4)	All of the restricted shares and RSUs granted to Mr. Harlan were transferred as a gift to an irrevocable trust for which Mr. Harlan’s spouse is the sole beneficiary and the sole trustee.

Employment Agreements

We entered into employment agreements with Messrs. McRoberts, Harlan and Walraven on September 15, 2016, which amended and restated their prior agreements. The employment agreements have initial three-year terms with automatic one-year renewals thereafter, unless the executive or we provide notice of non-renewal to the other party. The employment agreements provide for base salaries, which may be adjusted annually at the discretion of our Board or the Compensation Committee. Pursuant to the employment agreements, the executives will be eligible to receive an annual discretionary bonus in the event we or the executive, or both, respectively, achieve certain financial performance and personal performance targets to be established by our Board or the Compensation Committee pursuant to a cash compensation incentive plan or similar plan to be established by us in our sole discretion. Under the employment agreements, during the employment term, we will pay an amount up to $25,937 for Messrs. McRoberts and Harlan and $18,416 for Mr. Walraven, per year for policies of life, disability, executive health and wellness, and/or long-term care for the benefit of the executive and beneficiaries of his choosing, which amount will increase each year by the percentage increase in the consumer price index for such year. The executive will also be eligible to participate in other compensatory and benefit plans available to all employees.

The employment agreements provide that, if the executive’s employment is terminated:

•	by us for “cause,” by the executive without “good reason,” as a result of a non-renewal of the employment term by the executive, or due to the executive’s death, then we shall pay the executive: (i) all accrued but unpaid wages through the termination date; (ii) all earned and accrued but unpaid bonuses; (iii) all accrued but unused vacation through the termination date; and (iv) all approved, but unreimbursed, business expenses;

•	by us without “cause,” by the executive for “good reason,” or as a result of a non-renewal of the employment term by us, then we shall pay the executive: (i) all accrued but unpaid wages through the termination date; (ii) all accrued but unused vacation through the termination date; (iii) all approved, but unreimbursed, business expenses; (iv) all earned and accrued but unpaid bonuses; (v) any COBRA continuation coverage premiums required for the coverage of the executive (and his eligible dependents) under our major medical group health plan, generally for a period of 18 to 24 months or until the executive is employed by a third party that provides comparable coverage at no cost to the executive entitled to COBRA coverage; and (vi) a separation payment equal to the sum of three times (3x) for Messrs. McRoberts and Harlan and two times (2x) for Mr. Walraven (or one and one-half times (1.5x) for each of Messrs. McRoberts, Harlan and Walraven in the event that such termination occurs after an “unfavorable limited change in control”), of their (A) then current base salary and (B) average annual bonus for the two annual bonus periods completed prior to termination (or target bonus for any fiscal year not yet completed), with such separation payment being payable in equal installments over a period of 12 months following such termination; or

•	due to the executive’s “disability,” then we shall pay the executive (or the executive’s estate and/or beneficiaries, as the case may be): (i) all accrued but unpaid wages through the termination date; (ii) all earned and accrued but unpaid bonuses prorated to the date of his disability; (iii) all accrued but unused vacation through the termination date; (iv) all approved, but unreimbursed, business expenses; and (v) any COBRA continuation coverage premiums required for the coverage of the executive (or his eligible dependents) under our major medical group health plan, generally for a period of 18 months or until the executive is employed by a third party that provides comparable coverage at no cost to the executive.

Additionally, in the event of a change in control (as defined in the 2014 Plan) that is not an “unfavorable limited change in control” or if the executive’s employment is terminated by us without “cause,” by the executive for “good reason” or as a result of a non-renewal of the employment term by us, all of the executive’s outstanding unvested equity-based awards (including, but not limited to, restricted common stock and RSUs) will vest and become immediately exercisable and unrestricted, without any action by the Board or any committee thereof (except, in connection with a termination, vesting may be delayed to the extent required for the award to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)). In the event of an “unfavorable limited change in control,” all of the executive’s outstanding unvested time-vesting restricted stock will vest and become immediately exercisable and unrestricted, but all of the executive’s unvested performance-vesting RSUs will be immediately forfeited, in each case without any action by the Board or any committee thereof.

The executive’s right to receive the severance payments and benefits described above is subject to his delivery and non-revocation of an effective general release of claims in favor of our company and compliance with customary restrictive covenant provisions, including relating to confidentiality, noncompetition, nonsolicitation, cooperation and nondisparagement.

In addition, under the employment agreements, to the extent any payment or benefit would be subject to an excise tax imposed in connection with Section 4999 of the Code, such payments and/or benefits may be subject to a “best pay cap” reduction to the extent necessary so that the executive receives the greater of the (i) net amount of the payments and benefits reduced such that such payments and benefits will not be subject to the excise tax and (ii) net amount of the payments and benefits without such reduction.

Under the employment agreements, “cause” is defined as: (i) the executive’s refusal to substantially perform, following notice by us to the executive, the executive’s duties to us, or gross negligence or willful misconduct in connection with the performance of the executive’s duties to us; (ii) the executive’s conviction or plea of guilty or nolo contendere of a felony; (iii) the executive’s conviction of any other criminal offense involving an act of dishonesty intended to result in personal enrichment of the executive at the expense of us or our affiliates; or (iv) the executive’s breach of any material company policy, or term of the employment agreement or any other employment, consulting or other services, confidentiality, intellectual property or non-competition agreements, if any, between the executive and us or our affiliates. The executive will have rights to cure certain events constituting “cause.”

Under the employment agreements, “good reason” is defined as the occurrence of any of the following events: (i) a reduction in or material delay in payment of the executive’s aggregate base salary (including the target bonus opportunity), excluding any reductions in bonuses caused by the failure to achieve performance targets; (ii) the assignment to the executive of substantial duties or responsibilities inconsistent with the executive’s position, or any other action by us which results in a substantial diminution of the executive’s duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law); (iii) a requirement that the executive work principally from a location that is thirty miles further from the executive’s residence than our principal office; or (iv) our material breach of the employment agreement. In addition, under Messrs. McRoberts’ and Harlan’s employment agreements, “good reason” includes: (x) a material adverse change in the reporting structure applicable to the executive; and (y) any failure of the Nominating and Corporate Governance Committee of the Board to nominate the executive for re-election to the Board at any annual meeting of our stockholders while the executive serves as our chief executive officer or president, as applicable, provided that, at the time of each annual meeting, the executive is not experiencing a disability, we have not notified the executive of our intention to terminate the executive for “cause” and the executive has not notified us of his intention to resign his employment. In addition, under Mr. Harlan’s employment agreement, “good reason” includes the replacement of Mr. McRoberts as our chief executive officer with anyone other than Mr. Harlan, provided, that such replacement of Mr. McRoberts is not the result of (1) a termination of Mr. McRoberts’ employment agreement with us (a) by us or (b) by Mr. McRoberts with “good reason” (as defined in Mr. McRoberts’ employment agreement), or (2) our non-extension of the term of Mr. McRoberts’ employment agreement with us, if Mr. McRoberts was willing and able to remain employed by us.

Under the employment agreements, an “unfavorable limited change in control” is defined as: (A) the consummation of a merger or consolidation of us with any other entity other than (i) a merger or consolidation which would result in the holders of our voting securities immediately prior to the merger or consolidation having at least 50.1% of the combined voting power of the voting securities of the surviving or parent entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of us (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of our securities representing 50% or more of either of our then outstanding shares of common stock or the combined voting power of our then outstanding voting securities; or (B) the consummation of the sale or disposition by us of all or substantially all of our assets (or any transaction or series of transactions within a period of twelve months ending on the date of the last sale or disposition having a similar effect); in each case, which occurs within 36 months following the completion of our initial public offering and results in total return per share to our stockholders of less than $15.00 per share (inclusive of dividends paid after the completion of our initial public offering).

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about shares of our common stock that may be issued under the 2014 Plan as of December 31, 2017.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by stockholders(1)	890,844	(2)	—	(3)	1,973,982
Equity compensation plans not approved by stockholders	—		—		—

Total	890,844		—		1,973,982

(1)	The Company’s 2014 Equity Incentive Plan was originally approved by the Company’s sole stockholder prior to the completion of our initial private placement in July 2014. On May 3, 2017, the Company’s stockholders approved the 2014 Plan.
(2)	Represents up to 890,844 shares of common stock that may be issued upon vesting of outstanding RSUs, assuming maximum vesting is achieved.
(3)	Does not account for the shares of common stock subject to outstanding RSUs.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is currently composed of Messrs. Churchey, Foy and Guillard, with Mr. Foy serving as its chairperson. The members of the Audit Committee are appointed by and serve at the discretion of the Board.

One of the principal purposes of the Audit Committee is to assist the Board in the oversight of the integrity of the Company’s financial statements. The Company’s management team has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2017 with our management.

The Audit Committee also is responsible for assisting the Board of Directors in the oversight of the qualification, independence and performance of the Company’s independent auditors. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), including PCAOB Auditing Standard No. 16, Communications With Audit Committees, the rules of the Securities and Exchange Commission (“SEC”), and other applicable regulations

The Audit Committee has received both the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence. In addition, the Audit Committee has considered whether the provision of non-audit services, and the fees charged for such non-audit services, by KPMG LLP are compatible with maintaining the independence of KPMG LLP from management and the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements for 2017 be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

Respectfully submitted,

The Audit Committee of the Board of Directors

John N. Foy (Chairman)

Randall L. Churchey

Stephen L. Guillard

The Audit Committee Report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information as of April 6, 2018, regarding the beneficial ownership of shares of our common stock by (a) each of our directors, (b) each of our NEOs, (c) all of our directors and executive officers as a group and (d) each person known to us to be the beneficial owner of more than five percent of our common stock. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and dispositive power with respect to such shares. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or dispositive power with respect to such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement or (d) the automatic termination of a trust, discretionary account or similar arrangement.

Unless otherwise indicated, the address of each person listed below is c/o MedEquities Realty Trust, Inc., 3100 West End Avenue, Suite 1000, Nashville, Tennessee 37203.

Name	Amount and Nature of Beneficial Ownership		% of All Shares(1)
John W. McRoberts	339,875		1.1%
William C. Harlan	333,582	(2)	1.0%
Jeffery C. Walraven	54,231		*
Randall L. Churchey	58,460		*
John N. Foy	48,160		*
Steven I. Geringer	25,939		*
Stephen L. Guillard	45,939		*
Elliott Mandelbaum	6,684		*
Todd W. Mansfield	6,684		*
Stuart C. McWhorter	30,160		*

All executive officers and directors as a group (10 persons)	949,714		3.0%
More than 5% Beneficial Owners
Prudential Financial, Inc. 751 Broad Street Newark, New Jersey 07102	2,754,439	(3)	8.6%
BlueMountain Capital Management, LLC 180 Park Avenue, 12th Floor New York, New York 10017	2,583,686	(4)	8.1%
The Goldman Sachs Group, Inc. 200 West Street New York, New York 10282	2,246,128	(5)	7.0%
American Century Investment Management, Inc. 4500 Main Street 9th Floor Kansas City, Missouri 64111	2,190,014	(6)	6.9%

*	Less than 1.0%
(1)	Based on an aggregate of 31,886,684 shares of our common stock outstanding as of April 6, 2018.
(2)	Includes 290,878 shares held by an irrevocable trust for which Mr. Harlan’s spouse is the sole beneficiary and sole trustee and 42,704 shares held by Mr. Harlan’s spouse.
(3)	Based solely upon the Schedule 13G/A filed with the SEC by the beneficial owner on January 26, 2018, reporting beneficial ownership as of December 31, 2017. Includes shares held by the following subsidiaries, of which Prudential Financial, Inc. is the indirect parent: (i) 2,752,759 shares held by PGIM, Inc. and (ii) 1,680 shares held by Quantitative Management Associates LLC. Prudential Financial, Inc. has sole voting power and sole dispositive power over 395,014 shares and shared voting power and shared dispositive power over 2,359,425 shares.

(4)	Includes 541,797 shares held by Blue Mountain Credit Alternatives Master Fund L.P., 541,797 shares held by BlueMountain Credit Opportunities Master Fund I L.P., 541,797 shares held by BlueMountain Montenvers Master Fund SCA SICAV-SIF, 541,797 shares held by BlueMountain Strategic Credit Master Fund L.P. and 416,498 shares held by BlueMountain Guadalupe Peak Fund L.P. BlueMountain is the investment manager of each of the foregoing entities and may be deemed to have shared voting power and/or shared investment power with respect to the securities described herein. The following individuals, as members of the Executive Committee of BlueMountain, may also be deemed to have shared voting and investment power over the common stock directly owned by the investment funds managed by BlueMountain: Andrew Feldstein, Stephen Siderow, Derek Smith and Michael Liberman. BlueMountain has two designees on our Board of Directors, investment committee and risk committee and has certain other rights under the BlueMountain Rights Agreement. See “Certain Relationships and Related Party Transactions—Related Party Transactions—BlueMountain Rights Agreement.”
(5)	Based solely upon the Schedule 13G filed with the SEC by the beneficial owner on February 8, 2018, reporting beneficial ownership as of December 31, 2017. Includes shares held by Goldman Sachs & Co. LLC, of which The Goldman Sachs Group, Inc. is the parent holding company. The Goldman Sachs Group, Inc. has shared voting power and shared dispositive power over 2,246,128 shares.
(6)	Based solely upon the Schedule 13G filed with the SEC by the beneficial owner on February 9, 2018, reporting beneficial ownership as of December 31, 2017. Includes shares held by American Century Investment Management, Inc., of which American Century Companies and Stowers Institute for Medical Research, Inc. are parent holding companies. Stowers Institute for Medical Research, Inc. has sole voting power over 2,081,652 shares and sole dispositive power over 2,190,014 shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

The Board has adopted a written related person transaction approval policy to further the goal of ensuring that any related person transaction is properly reviewed, approved by the Audit Committee and fully disclosed in accordance with the rules and regulations of the SEC and the NYSE. The policy applies to transactions or arrangements between the Company and any related person, including directors, director nominees, executive officers, greater than 5% stockholders and the immediate family members of each of these groups (the “Related Persons”). This policy, however, does not apply with respect to general conflicts between the interests of the Company and our employees, officers and directors, including issues relating to engaging in a competing business and receiving certain benefits from the Company, such as loans or guarantees of obligations, which are reported and handled in accordance with the Company’s Code of Ethics and Business Conduct and other procedures and guidelines implemented by the Company from time to time.

Under the policy, the Related Person is responsible for identifying and reporting to the Audit Committee any proposed related person transaction. In the event the Chief Executive Officer determines that it is impractical or undesirable to wait until an Audit Committee meeting can be convened in order to review a transaction with the Related Person, the Chairperson of the Audit Committee may act as an authorized subcommittee on behalf of the Audit Committee to review such transaction, so long as the Chairperson is a disinterested member with respect to such transaction. After considering all the facts and circumstances available to the Audit Committee, the Audit Committee will approve, ratify or reject the transaction, in its discretion. All approved transactions with Related Persons will be disclosed to the full Board.

Related Party Transactions

BlueMountain Rights Agreement

In connection with BlueMountain’s purchase of 2,583,686 shares of our common stock in the initial private placement, we entered into the BlueMountain Rights Agreement with BlueMountain. Pursuant to the BlueMountain Rights Agreement, for any meeting of our stockholders for the election of directors, the Board is required to nominate: (i) two directors designated by BlueMountain so long as BlueMountain (A) continues to own 75% or more of the number of shares it purchased in our initial private placement in July 2014 or (B) beneficially owns at least 10% of our outstanding common stock; (ii) one director designated by BlueMountain so long as BlueMountain (X) continues to own 50% or more of the number of shares it purchased in our initial private placement or (Y) beneficially owns at least 5% of our outstanding common stock; and (iii) no directors if BlueMountain has sold more than 50% of the number of shares it purchased in our initial private placement and beneficially owns less than 5% of our outstanding common stock. In addition, two of the members of our investment committee must be appointed by BlueMountain so long as BlueMountain is entitled to two nominees to the Board, and one member of the investment committee will be appointed by BlueMountain so long as BlueMountain is entitled to one nominee to the Board. One of BlueMountain’s designees has the right to serve on our risk committee for so long as such individual serves on the Board.

Furthermore, so long as BlueMountain maintains at least one designee on the Board, the number of members constituting the Board shall be no more than seven, subject to increase or decrease by the Board from time to time, provided that any such increase or decrease shall require the approval of at least one BlueMountain board designee. The BlueMountain director designees approved the increase in the size of our Board to nine directors in August 2015.

On December 29, 2017, we entered into the First Amendment to the BlueMountain Rights Agreement, which added provisions to address actual, potential or perceived conflicts of interest with BlueMountain or any BlueMountain designee on the Board related to a potential acquisition of the Company, subject to certain exceptions.

Registration Rights Agreement

We entered into a registration rights agreement with FBR Capital Markets & Co. in connection with the initial private placement of our common stock in July 2014, for the benefit of the purchasers of our common stock in such private placement, including BlueMountain. Pursuant to this agreement, we filed a registration statement on Form S-11 registering the resale of the shares of our common stock issued in the private placement, which became effective in November 2016. In October 2017, we subsequently filed a post-effective amendment on Form S-3 to the registration statement on Form S-11. Under the registration rights agreement, we agreed to pay substantially all of the expenses related to such registration statement, including the post-effective amendment, which were less than $120,000 for the year ended December 31, 2017.

Indemnification of Officers and Directors

Our charter and bylaws provide for certain indemnification rights for our directors and officers and we entered into an indemnification agreement with each of our executive officers and directors, providing for procedures for indemnification and advancement by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us or, at our request, service to other entities, as officers or directors, or in certain other capacities, to the maximum extent permitted by Maryland law.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Executive officers, directors and greater than 10% stockholders are required by the SEC to furnish us with copies of all Forms 3, 4 and 5 that they file.

Based on our review of the copies of such forms, and/or on written representations from the reporting persons that they were not required to file a Form 5 for the fiscal year, we believe that these filing requirements were satisfied by the reporting persons during the fiscal year ended December 31, 2017.

Other Matters to Come Before the 2018 Annual Meeting

No other matters are to be presented for action at the Annual Meeting other than as set forth in this Proxy Statement. If other matters properly come before the meeting, however, the persons named in the accompanying proxy card will vote all proxies solicited by this Proxy Statement as recommended by the Board, or, if no such recommendation is given, in their own discretion.

Stockholders Proposals and Nominations for the 2019 Annual Meeting

Any stockholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act, to be considered for inclusion in our proxy materials for the 2019 annual meeting of stockholders, must be received at our principal executive offices no later than December 17, 2018.

In addition, any stockholder who wishes to propose a nominee to the Board or propose any other business to be considered by the stockholders (other than a stockholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Article II, Section 11 of our bylaws, which are on file with the SEC and may be obtained from our Secretary upon request. These notice provisions require that nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders for the 2019 Annual Meeting must be received no earlier than November 17, 2018 and no later than December 17, 2018.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for notices of annual meetings, proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a single notice of the annual meeting of stockholders, or copy of the proxy statement and annual report, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, and direct your written request to MedEquities Realty Trust, Inc., 3100 West End Avenue, Suite 1000, Nashville, Tennessee 37203, Attention: Secretary, or contact us by telephone at (615) 627-4710. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

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By Order of the Board of Directors,

Jeffery C. Walraven

Executive Vice President, Chief Financial Officer,

Secretary and Treasurer

Nashville, Tennessee

April 16, 2018

MedEquities Realty Trust, Inc. 3100 West End Avenue, Suite 1000 Nashville, Tennessee 37203 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following nine director nominees: 1. Election of Directors Nominees 01 Randall L. Churchey 02 John N. Foy 03 Steven I. Geringer 04 Stephen L. Guillard 05 William C. Harlan 06 Elliott Mandelbaum 07 Todd W. Mansfield 08 John W. McRoberts 09 Stuart C. McWhorter For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following proposal: 2 To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. NOTE: We may conduct such other business as may properly come before the meeting or any adjournment thereof. For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000374297_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report to Stockholders / Form 10-K are available at www.proxyvote.com MedEquities Realty Trust, Inc. Annual Meeting of Stockholders May 16, 2018 10:00 AM CDT This proxy is solicited on behalf of the Board of Directors The undersigned hereby appoints John W. McRoberts and William C. Harlan, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock, $0.01 par value per share, of MEDEQUITIES REALTY TRUST, INC. (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM CDT on May 16, 2018, at the Company’s corporate headquarters, located at 3100 West End Avenue, Suite 1000, Nashville, Tennessee 37203, and any adjournment or postponement thereof. For Proposal 1 (Election of Directors), you may vote “FOR” all of the nominees to the Board of Directors or you may “WITHHOLD” your vote for all of the nominees or for any nominee(s) that you specify. For Proposal 2 (Ratification of the Appointment of KPMG LLP), you may vote “FOR” or “AGAINST” such proposal or “ABSTAIN” from voting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side 0000374297_2 R1.0.1.17